Exhibit 10.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into this 19th day of February 2009, by and between SILICON VALLEY BANK ("Bank") and SOCKET MOBILE, INC., a Delaware corporation ("Borrower"), whose address is 39700 Eureka Drive, Newark, California 94560.

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of December 24, 2008 (as the same has and may continue to be from time to time further amended, modified, supplemented or restated, the "Loan Agreement").

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank (i) extend the Maturity Date, and (ii) amend certain other provisions of the Loan Agreement.

D. Although Bank is under no obligation to do so, Bank is willing to (i) extend the Maturity Date and (ii) amend certain provisions of the Loan Agreement, all on the terms and conditions set forth in this Agreement, so long as Borrower complies with the terms, covenants and conditions set forth in this Agreement in a timely manner.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

              2.1 Section 2.1.1 (Financing of Accounts). Section 2.1.1(b) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

              (b) Maximum Advances. The aggregate outstanding amount of all Advances, outstanding at any time may not exceed One Million Five Hundred Thousand Dollars ($1,500,000). Notwithstanding any other term or provision of this Agreement, the aggregate amount of Advances hereunder together with the aggregate amount of loan advances under the EXIM Agreement shall not at any event exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

              2.2 Section 2.2 (Collections, Finance Charges, Remittances and Fees). Section 2.2.4(b) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

              2.2.4 Collateral Handling Fee. At all times that the Adjusted Quick Ratio is less than 1.25 to 1.00, Borrower will pay to Bank a collateral handling fee equal to seven tenths of one percent (0.70%) per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the "Collateral Handling Fee"). This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections. After an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.

              2.3 Section 6.7 (Financial Covenants). Commencing with the monthly reporting period for the month ending as of March 31, 2009, Section 6.6(a) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

              (a) Adjusted Quick Ratio. Commencing with the month ending as of March 31, 2009, an Adjusted Quick Ratio of not less than (i) 0.75 to 1.00 for the month ending March 31, 2009, (ii) 0.90 to 1.00 for the months ending April 30, 2009 and May 31, 2009 and (iii) 1.00 to 1.00 for the month ending June 30, 2009 and for each month thereafter.

              2.4 Section 13 (Definitions).

              (a) The following definitions set forth in Section 13.1 of the Loan Agreement are hereby amended in their entirety and replaced with the following:

              "Availability" means, as the date of determination, an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) minus all outstanding Credit Extensions.

              "Facility Amount" is One Million Eight Hundred Seventy-Five Thousand Dollars ($1,875,000).

              "Maturity Date" is March 24, 2010.

              "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, but excluding all other Subordinated Debt.

              (b) The following terms and their respective definitions are hereby added in alphabetical order to Section 13.1 of the Loan Agreement:

              "Adjusted Quick Ratio" is a ratio of Quick Assets to Current Liabilities minus Deferred Revenue.

              "Credit Extension" is any Advance or any other extension of credit by Bank for Borrower's benefit.

              "Quick Assets" is, on any date, Borrower's unrestricted cash and Cash Equivalents maintained with Bank, plus net Eligible Accounts paid within ninety (90) days of invoice date, determined according to GAAP.

              2.5 Compliance Certificate. Exhibit B of the Loan Agreement is replaced in its entirety with Exhibit B attached hereto. From and after the date of this Agreement, all references in the Loan Agreement, to the Compliance Certificate shall be deemed to refer to Exhibit B attached hereto.

3. Limitation of Amendments.

              3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

              3.2 This Agreement shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Agreement, Borrower hereby represents and warrants to Bank as follows:

              4.1 Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

              4.2 Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

              4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

              4.4 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized;

              4.5 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

              4.6 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

              4.7 This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

5. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Agreement shall be deemed effective upon (a) the due execution and delivery to Bank of this Agreement by each party hereto, (b) the due execution and delivery to Bank of that certain First Amendment to Export-Import Bank Loan and Security Agreement, dated as of the date hereof, by each party hereto, (c) Borrower's payment of the EXIM Bank amendment and renewal fee in an amount equal to Three Thousand Dollars ($3,000), and (d) payment of Bank's legal fees and expenses in connection with the negotiation and preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK
By: /s/ Aman Johal
Name: Aman Johal
Title: Relationship Manager

BORROWER

SOCKET MOBILE, INC.
By: /s/ David W. Dunlap
Name: David W. Dunlap
Title: CFO

EXHIBIT B

SPECIALTY FINANCE DIVISION
Compliance Certificate

I, an authorized officer of Socket Mobile, Inc. ("Borrower") certify under the Loan and Security Agreement (the "Agreement") between Borrower and Silicon Valley Bank ("Bank") as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No
10 Q, 10 K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings	Monthly within 30 days	Yes No
The following Intellectual Property was registered after the Closing Date (if no registrations, state "None")

Financial Covenants	Required	Actual	Complies
Maintain on a Monthly Basis:	_	_	_
Minimum Liquidity (as of February 28, 2009)	$250,000	$_________________	Yes No
Adjusted Quick Ratio of not less than the following for the following months ending	0.75 to 1.00	_	_
March 31, 2009	0.75 to 1.00	___:1.00	Yes No
April 30, 2009	0.90 to 1.00	___:1.00	Yes No
May 31, 2009	0.90 to 1.00	___:1.00	Yes No
June 30, 2009 and for each month thereafter	1.00 to 1.00	___:1.00	Yes No

All representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

Socket Mobile, Inc.

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